Exhibit 5
[DPW Letterhead]
August  11, 2005
SMART Modular Technologies (WWH), Inc.
4211 Starboard Drive
Fremont, CA 94538
Ladies and Gentlemen:
     We have acted as counsel to SMART Modular Technologies (WWH), Inc., a Cayman Islands exempted company (the “Company”), in connection with the Company’s offer (the “Exchange Offer”) to exchange any and all of its outstanding Senior Secured Floating Rate Notes due 2012 (the “Old Notes”) for its Senior Secured Floating Rate Exchange Notes due 2012 (the “New Notes”). The New Notes will be guaranteed (the “Guarantees”) by SMART Modular Technologies (Global), Inc., SMART Modular Technologies (DH), Inc., SMART Modular Technologies (DE), Inc., SMART Modular Technologies, Inc., SMART Modular Technologies (Europe) Limited, SMART Modular Technologies (CI), Inc., SMART Modular Technologies (Foreign Holdings), Inc., SMART Modular Technologies (Puerto Rico) Inc., SMART Modular Technologies Sdn. Bhd., Modular Brasil Participações Ltda. and SMART Modular Technologies Indústria de Componentes Eletrônicos Ltda. (each, a “Guarantor”).
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.
     Upon the basis of the foregoing, we are of the opinion that:
     1. The New Notes, when duly executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the Exchange Offer and the Indenture dated March 28, 2005 among the Company, the Guarantors and U.S. Bank National Association, as trustee, will be valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

SMART Modular Technologies (WWH), Inc. -2-
     2. When the New Notes are duly executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the applicable Indenture and the Exchange Offer, and the Guarantees thereof are duly authorized, executed and delivered by each Guarantor, the Guarantee of each Guarantor will be a valid and binding obligation of such Guarantor enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.
     In rendering our opinions above:
     1. We do not express any opinion as to the applicability (and, if applicable, the effect) of Section 548 of the United States Bankruptcy Code or any comparable provision of state law to the questions addressed above or on the conclusions expressed with respect thereto.
     2. We express no opinion as to the creation, attachment or perfection of any security interest in any collateral securing the Notes or the Guarantees.
     3. We have assumed that the Company and each Guarantor will be validly existing and in good standing under the laws of its jurisdiction of organization at the time of issuance of the Exchange Notes and the Guarantees.
     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the caption “Legal Matters” in the Prospectus contained in such Registration Statement.
     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent except that U.S. Bank National Association, as Exchange Agent for the Exchange Offer, may rely upon this opinion as if it were addressed directly to it.

Very truly yours,

/s/ Davis Polk & Wardwell